Exhibit 4(f)
Material Contracts





                  Hosung Building New Annex 501

                         Lease Agreement

               (Korea Life Insurance 63 Building)


                             Summary

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Floor and Room No.    7th floor at Life Insurance Building
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Lease area            552.07 m2           exclusive and
                                          common area
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Rent money            137.942 million won
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Term of Agreement     From Nov. 1, 2002 to Dec. 31, 2003
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Particulars           Nil
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                         Lease Agreement

Property concerned: This Lease Agreement is made and executed into by and between the Lessor and the Lessee concerning the real estate property at 63 Building, 60 Yeouido-dong, Yeongdeungpo-gu,
Seoul.

Article 1 (Property Concerned) - 7th Floor, 63 Building with an area of 552.07 m2.

Article 2 (Business Type or Office Use)

Article 3 (Calculation Method of the area concerned as agreed upon. by both Lessor and Lessee) The calculation method shall consider both the area for lease and the exclusive area. The common area includes corridors, staircases and toilets, as well as facilities necessary for building maintenance such as the substation room, engine room, water tanks, and power generation facilities.

Article 4 (Period of Agreement) This Agreement shall take effect on November 1, 2002, remain in force for twelve (13) months, and end on December 31, 2002.

Article 5 (Extension of Agreement Period) Unless a written notice of  termination is given by either party no later  than  30  days
before   the   termination  date,  this  Lease  Agreement   shall
automatically extend for another 12 months.

Article 6 (Guarantee Money) To signify the Lessee's commitment to faithfully comply with this Agreement, the Lessee shall pay the Lessor 137.942 million won as guarantee money upon the signing of this Agreement.

1) __________________ won as contract money shall be paid upon the signing of this Agreement
2) ______________ won as intermediate payment shall be paid on
_________________
3) _____________ won for the remaining balance shall be paid on
_________________

Article 7 (Return of Guarantee Money) Upon the termination of this Agreement, the Lessor shall return the contract guarantee money stipulated in Article 6 to the Lessee provided that: 1) the Lessor deducts unpaid lease charges and other incurred expenses, if any, from the contract money, 2) the Lessee has completely removed at his expense any installed compartments, fixtures, and other facilities without causing damage to the building, and; 3) the Lessee has vacated the leased premises.

Article 8 (Rent) Rent shall be collected on a monthly basis. The monthly rent shall be set at 11.495 million won for the contract area including the supplementary area, with VAT charges collected separately. Rent shall be calculated from the first day to the last day of each month. The Lessee shall pay the rent at the designated place on the payment date. In case the rent is not paid on the payment date, the Lessee shall pay 1/5 or 20% of the imposed monthly rent as penalty in addition to the monthly rent.

Article 9 (Calculation of Rent and Administrative Expenses) In case this Agreement takes effect on a day other than the first day of the month, the rent shall be calculated based on the number of days from the agreement date on a per day basis. The rent and administrative expenses shall be based on the agreement date even if the Lessee fails to move in at the leased premises by the agreement date.

Article 10 (Increase in Guarantee Money, Rent, and Administrative Expenses) In case of a price hike or other reasons that may require an increase in the amount of guarantee money, rent, and administrative expenses or an increase of these amounts as necessary for the continued upkeep of the leased property, the Lessor must give the Lessee a two-month advance written notice. In case the Lessee does not agree with the increase, this Agreement shall be terminated no later than two months from receipt of the written termination notice of the Lessor.

Article 11 (Cancellation of Agreement Attributable to Violations) In case the Lessee violates provisions of this Agreement or delays payment of the rent or administrative expenses for more than two months, the Lessor, reserves the right to immediately cancel this Agreement cut off electricity and water, evacuate the leased room, or take other legal measures notwithstanding the provisions stipulated in articles 4 and 5. Any guarantee money paid to the Lessor shall not serve as the reason for the Lessee's delayed payment.

Article 12 (Administrative Expenses) The Lessor shall notify the Lessee each month of heating charges, cleaning charges, and administrative expenses plus corresponding VAT. The Lessee shall pay the charges accordingly at the designated place on the designated date. In case the abovementioned charges are not paid on the due date, 1/5 or 20% of the overdue monthly charges shall be additionally charged to the Lessee.

Article 13 (Installation of Telephones) The Lessee shall install and operate his telephones at his expense within the leased premises with the permission of the authorities concerned. The Lessor shall not be held liable for the maintenance and repair of these facilities.

Article 14 (Cost for Additional Facilities) In case of a written request from the Lessee for additional installation of phones, toilets, waterworks, heating, or other utilities, the Lessor shall evaluate the request if it is a appropriate and necessary and consequently approve this request based on his evaluation. However, all additional installations shall be at the expense of the Lessee. The Lessor shall impose relevant charges separately for the abovementioned additional facilities, including telephones, waterworks, and other utilities and collect from the Lessee on a monthly basis.

Article 15 (Ban on the Change of Structure) The Lessee shall not change the structure of its leased space without the written consent of the Lessor. Likewise, the Lessee shall be banned from changing the structure of the common passageway or the passageway that leads to other leased space.

The Lessee may perform any approved structural change at his own expense by hiring the subcontractor deemed qualified by the Lessor and only under the latter's supervision. The Lessee must revert the changed structure to its original state when he vacates the leased premises.

Article 16 (Ban on the Transfer of Rights under this Agreement)
The Lessee snail not transfer his rights under this Agreement to a third party or sub-lease part or all of its leased room to a third party without the written consent of the Lessor.

Article 17 (Rules and Regulations) The Lessee agrees to abide by the following rules and regulations:

(1) The Lessee shall not bring into or keep in the leased space or other places in the building explosives, dangerous goods, or things that are harmful to the human body or feared to be damaged without taking sufficient steps to ensure safety.

(2) The Lessee shall not use charcoal, coal, gas, heaters, and fuel for heating other than those supplied by the Lessor.

Article 18 (Indemnity due to Fire, etc.) In case facilities or property sustain damage due to fire, theft, natural disasters, and other fortuitous events caused by force majeure, the Lessor shall be indemnified from consequent damages. In case the Lessee does not use the leased space as a consequence of these events the rent shall be returned for those days when the leased space was not used on a day-converted calculation basis.

Article 19 (Immunity from Indemnity and Indemnity) (1) The Lessor shall not be held liable for any inconvenience caused to the Lessee due to the repair or construction work of the building and shall be indemnified from any consequent business damage sustained by the Lessee.

(2) In case the Lessee, employer of the Lessee, or the Lessee's customers and relevant individuals cause damage or destruction to the leased property (including supplementary properties) or cause personal or material damage to personnel within the premises of the Lessor, the Lessee shall immediately advise the Lessor and recover the damages or indemnify the Lessor from them. Likewise, the Lessee shall take corresponding civil, criminal, and other responsibilities.

(3)  The  indemnity amount stipulated in Section 2 of Article  19 shall be calculated according to prevailing industry rates at the time of such indemnity.

Article 20 (Immunity from Safety Management) The Lessee shall be held solely liable for the safety of his property. In case of damage occurring within the leased space, the Lessor shall not be held liable for them. The Lessor shall secure the premises only by placing security guards to check the common areas.

Article 21 (Restriction of the Use of Facilities on Holidays) The
Lessor may restrict the use of elevators and other facilities on official holidays of the Republic of Korea or on Sundays.

Article 22 (Parking Lots) (1) The Lessee may park only permitted vehicles in the parking lots, with the parking charges set separately.

(2) The Lessee shall be banned from parking cars in and around the building at night. However, when parking at night becomes necessary, Lessee must obtain permission by submitting a written request to the administrative affairs office indicating the parking period.

Article 23 (Advertising, Billboards, and other Signboards) The Lessee must obtain prior permission from the Lessor to put up billboards and other signboards and seek approval for the signboards' location, shape, and color. All billboards shall comply with the standards approved by authorities concerned. Likewise, the Lessee shall be banned from putting up billboards that obstruct the surrounding scenes and from tinting the windows of the building.

Article 24 (Special Agreement) (1) Following the termination of this Agreement, the Lessee shall not file a claim on facilities or ask for a gift as a beneficial expense.

(2) The Lessee must obtain the consent of the Lessor in case he plans to change his type business.

(3) The Lessee shall obtain the necessary approval and business permits in his name only after securing the consent of the Lessor. Likewise, the Lessee shall shoulder all corresponding public or government charges.

(4) The Lessor shall lease the basic facilities and construct sewage, water, and other facilities at his own expense except the basic facilities .

(5) Business hours shall be determined by the Lessor. During non-business hours, the Lessee or his employees shall not do business or enter or exit the premises.

(6) The Lessee's employees shall not sleep or take shelter in the leased premises or do any business that goes against social customs

(7) In case the Lessee installs additional facilities and makes structural change deemed necessary for his business, the Lessor shall discuss this matter and accord him maximum cooperation.

Article 25 (Application of Laws) All matters not specified in this Agreement as well as any discrepancy or dispute arising from this Agreement shall be resolved according to the laws and customs governing the Republic of Korea.

Article 26 (Criteria for Interpretation of Provisions) In case of discrepancies or disputes arising from the interpretation of provisions of this Agreement, the Lessor's interpretation thereof shall take precedence. Both parties hereto agree that corresponding lawsuits shall be referred to a competent court in the Lessor's location.



IN WITNESS WHEREOF, both parties hereto shall execute this Agreement in duplicate, with each party keeping one copy thereof to prove the conclusion of this Agreement.

Date: _______________________

Lessor

Address: 7th floor, 63 Building, 60 Yeouido-dong, Yeongdeungpo-gu, Seoul
Name: Lee Jeong-myong

Lessee Address: P&P Research Co., Ltd.
(44-24  Yeouido-dong,Yeongdeungpo-gu, Seoul)
Name: Lee Eun-woo